As filed with the Securities and Exchange Commission on March 22, 2013

Registration No. 333-178373

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SILVER FALCON MINING, INC.

(Name of registrant as specified in its charter)

Delaware	1040	26-1266967
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2520 Manatee Avenue West, #200 Bradenton, Florida 34205
(Address of principal executive offices)

Registrant's telephone number, including area code: (941) 761-7819
Pierre Quilliam 2520 Manatee Avenue West, #200 Bradenton, Florida 34205
(Name and address of agent for service of process)

Telephone number of agent for service of process:
941-761-7819

Communications Copies to:

Robert J. Mottern, Esq.

Investment Law Group of Gillett, Mottern & Walker, LLC

1230 Peachtree Street, N.E., Suite 2445.

Atlanta, Georgia 30309

Phone: (404) 607-6933

Fax: (678) 840-2126

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 (the “Registration Statement”) of Silver Falcon Mining, Inc. (the “Company”), File No. 333-178373, which was originally filed with the Securities and Exchange Commission on December 7, 2011, and declared effective on December 20, 2011.

The Registration Statement is a shelf registration statement under Rule 415(a)(1)(i), which registered for resale 87,500,000 shares of Class A Common Stock that the Company has the right to put to Centurion Private Equity, LLC (“Centurion”) pursuant to an investment agreement (the “Investment Agreement”) between the Centurion and the Company executed on April 5, 2011. The Company sold a total of 2,000,000 shares to Centurion under the Investment Agreement.  At this time, the Company does not intend to sell any more of its shares of Class A Common Stock covered by the Registration Statement to Centurion under the Investment Agreement. Therefore, it is no longer necessary for the Company to maintain the Registration Statement in order for Centurion to resell any shares sold to it under the Investment Agreement, and the Company does not desire to continue the legal, accounting and administrative cost associated with maintaining the Registration Statement.

Effective upon filing hereof, the Company hereby removes from registration all shares of Class A Common Stock registered under the Registration Statement that remain unsold and unissued as of the date of this Post-Effective Amendment.

Also, the Company’s Class A Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, and therefore will remain subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934 following the deregistration of the shares covered by the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bradenton, State of Florida on March 22, 2013.

SILVER FALCON MINING, INC.

By: /s/ Pierre Quilliam
Pierre Quilliam
President, Chief Executive Officer, and Chairman
March 22, 2013

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Dated: March 22, 2013	/s/ Pierre Quilliam
Pierre Quilliam, Chairman and Chief Executive Officer (Principal Executive Officer)

Dated: March 22, 2013	/s/ Lewis Georges
Lewis Georges, Director

Dated: March 22, 2013	/s/ Denise Quilliam
Denise Quilliam, Director and Secretary

Dated: March 22, 2013	/s/ Christian Quilliam
Christian Quilliam, Chief Operating Officer and Director

Dated: March 22, 2013	/s/ Allan Breitkreuz
Allan Breitkreuz, Vice President and Director

Dated: March 22, 2013	/s/ Paul Parliament
Paul Parliament, Director

Dated: March 22, 2013	/s/ Thomas Ridenour
Thomas Ridenour, Director and Chief Financial Officer (Principal Financial and Accounting Officer)

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